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----------------                              U.S. SECURITIES AND EXCHANGED COMMISSION                  ----------------------------
 F  O  R  M   3                                        Washington, D.C. 20549                           |       OMB APPROVAL       |
----------------                                                                                        |--------------------------|
                                      INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES           |OMB Number       3235-0104|
                                                                                                        |Expires: October 31, 2001 |
                                                                                                        |Estimated avg. burden     |
                                                                                                        |hours per response.....0.5|
                             Filed pursuant to Section 16(a) of the Securities Exchanged Act of 1934,   ----------------------------
                                Section 17(a) of the Public Utility Holding Company Act of 1935 or
                                         Section 30(f) of the Investment Company Act 1940
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|1.Name and Address of Reporting Person* |2.Date of Event Requiring |4.Issuer Name and Ticker or        |6.If Amendment, Date of   |
|                                        |  Statement               |  Trading Symbol                   |  Original                |
|                                        |  (Month/Day/Year)        |                                   |  (Month/Day/Year)        |
|  Carter           Stephen              |                          |  NTL Incorporated (NYSE: NLI)     |                          |
|----------------------------------------|        11/14/00          |--------------------------------------------------------------|
| (Last)            (First)        (MI)  |                          |5.Relationship of Reporting Person |7.Individual or Joint/    |
|                                        |--------------------------|  to Issuer                        |  Group Filing            |
|                                        |3.IRS or Social Security  |  (Check all Applicable)           |  (Check Applicable Line) |
|  110 EAST 59TH STREET, 26TH FLOOR      |  Number of Reporting     | ___ Director                      |                          |
|----------------------------------------|  Person (Voluntary)      | _X_ Officer (give title below)    | _X_ Form filed by One    |
|               (Street)                 |                          | ___ 10% Owner                     |     Reporting Person     |
|                                        |                          | ___ Other (specify below)         | ___ Form filed by More   |
|                                        |                          |                                   |     than One Reporting   |
|  NEW YORK       NY              10022  |                          | Chief Operating Officer Designate |     Person               |
|----------------------------------------------------------------------------------------------------------------------------------|
| (City)         (State)         (Zip)   |                                                                                         |
|                                        |               TABLE I - Non-Derivative Securities Beneficially Owned                    |
|----------------------------------------------------------------------------------------------------------------------------------|
|1.Title of Security                         |2.Amount of Securities  |3.Ownership Form:       |4.Nature of Indirect Beneficial    |
|  (Instr. 4)                                |  Beneficially Owned    |  Direct (D) or         |  Ownership                        |
|                                            |  (Instr. 4)            |  Indirect (I)          |  (Instr. 5)                       |
|                                            |                        |  (Instr. 5)            |                                   |
|                                            |                        |                        |                                   |
|----------------------------------------------------------------------------------------------------------------------------------|
|                                            |                        |                        |                                   |
|                                            |                        |                        |                                   |
|--------------------------------------------|------------------------|------------------------|-----------------------------------|
|                                            |                        |                        |                                   |
|                                            |                        |                        |                                   |
|--------------------------------------------|------------------------|------------------------|-----------------------------------|
|                                            |                        |                        |                                   |
|                                            |                        |                        |                                   |
|--------------------------------------------|------------------------|------------------------|-----------------------------------|
|                                            |                        |                        |                                   |
|                                            |                        |                        |                                   |
|--------------------------------------------|------------------------|------------------------|-----------------------------------|
|                                            |                        |                        |                                   |
|                                            |                        |                        |                                   |
|--------------------------------------------|------------------------|------------------------|-----------------------------------|
|                                            |                        |                        |                                   |
|                                            |                        |                        |                                   |
|--------------------------------------------|------------------------|------------------------|-----------------------------------|
|                                            |                        |                        |                                   |
|                                            |                        |                        |                                   |
|--------------------------------------------|------------------------|------------------------|-----------------------------------|
|                                            |                        |                        |                                   |
|                                            |                        |                        |                                   |
|--------------------------------------------|------------------------|------------------------|-----------------------------------|
|                                            |                        |                        |                                   |
|                                            |                        |                        |                                   |
|--------------------------------------------|------------------------|------------------------|-----------------------------------|
|                                            |                        |                        |                                   |
|                                            |                        |                        |                                   |
------------------------------------------------------------------------------------------------------------------------------------
Reminder: Report on a separate line for each class securities owned directly or indirectly.                          SEC 1473 (7-96)
*If the form is filed by more than one reporting person, SEE Instruction 5(b)(v).
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FORM 3 (continued)

          TABLE II - Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible security)
------------------------------------------------------------------------------------------------------------------------------------
|1.Title of Derivative   |2.Date Exer-      |3.Title and Amount of Securities  |4.Conver-   |5.Ownership   |6.Nature of Indirect   |
|  Security              |  cisable and     |  Underlying Derivative Security  |  sion or   |  Form of     |  Beneficial           |
|  (Instr. 4)            |  Expiration      |  (Instr. 4)                      |  Exercise  |  Derivative  |  Ownership            |
|                        |  Date            |                                  |  Price of  |  Security:   |  (Instr. 5)           |
|                        |  (Month/Day/     |                                  |  Deriva-   |  Direct (D)  |                       |
|                        |  Year)           |                                  |  tive      |  or          |                       |
|                        |------------------|----------------------------------|  Security  |  Indirect    |                       |
|                        | Date    | Expi-  |                    |  Amount or  |            |  (I)         |                       |
|                        | Exer-   | ration |      Title         |   Number    |            |  (Instr. 5)  |                       |
|                        | cisable | Date   |                    |  of Shares  |            |              |                       |
|                        |         |        |                    |             |            |              |                       |
|------------------------|---------|--------|--------------------|-------------|------------|--------------|-----------------------|
| Employee               |         | 9/13/  |                    |             |            |              |                       |
| Stock Option           |   (1)   | 2010   |    Common Stock    |   375,000   |   $44.50   |      D       |                       |
|------------------------|---------|--------|--------------------|-------------|------------|--------------|-----------------------|
|                        |         |        |                    |             |            |              |                       |
|                        |         |        |                    |             |            |              |                       |
|                        |         |        |                    |             |            |              |                       |
|------------------------|---------|--------|--------------------|-------------|------------|--------------|-----------------------|
|                        |         |        |                    |             |            |              |                       |
|                        |         |        |                    |             |            |              |                       |
|                        |         |        |                    |             |            |              |                       |
|------------------------|---------|--------|--------------------|-------------|------------|--------------|-----------------------|
|                        |         |        |                    |             |            |              |                       |
|                        |         |        |                    |             |            |              |                       |
|                        |         |        |                    |             |            |              |                       |
|------------------------|---------|--------|--------------------|-------------|------------|--------------|-----------------------|
|                        |         |        |                    |             |            |              |                       |
|                        |         |        |                    |             |            |              |                       |
|                        |         |        |                    |             |            |              |                       |
|------------------------|---------|--------|--------------------|-------------|------------|--------------|-----------------------|
|                        |         |        |                    |             |            |              |                       |
|                        |         |        |                    |             |            |              |                       |
|                        |         |        |                    |             |            |              |                       |
|------------------------|---------|--------|--------------------|-------------|------------|--------------|-----------------------|
|                        |         |        |                    |             |            |              |                       |
|                        |         |        |                    |             |            |              |                       |
|                        |         |        |                    |             |            |              |                       |
------------------------------------------------------------------------------------------------------------------------------------
Explanation of Responses:

(1)  10% are vested immediately, an additional 10% become vested each January 1st thereafter.  Options are not exercisable until
     September 14, 2002.





**Intentional misstatements or omissions of facts constitute Federal              /s/ Stephen Carter                     11/15/2000
  Criminal Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).            ------------------------------------------  ----------
                                                                                  **Signature of Reporting Person           Date
Note: File three copies of this form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.                                            SEC 1473 (7-96)

Potential persons who are to respond to the collections of information contained in this form are not required to respond unless the form displays a currently valid OMB Number

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